UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2024

QXO, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50302	16-1633636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Five American Lane Greenwich, Connecticut (Address of principal executive offices)	06831 (Zip Code)

Registrant’s telephone number, including area code: 888-998-6000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.00001 per share	QXO	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 28, 2024, it was announced that Ihsan Essaid was to be the incoming Chief Financial Officer of QXO, Inc. (the “Company”). On July 15, 2024, the Company formally appointed Mr. Essaid (age 57) the Chief Financial Officer of the Company, and Mr. Essaid began his employment as Chief Financial Officer with the Company.

Mr. Essaid’s more than three decades in global investment banking have centered on providing advisory services for M&A and capital markets transactions to corporate and private equity clients. He joins the Company from Barclays where he held various senior roles from 2021 to 2024, most recently as global head of M&A, following roles as co-head of global M&A and co-head of Americas M&A. Previously, Mr. Essaid was a managing director of media and telecom M&A with Credit Suisse from 2015 to 2021, and a partner with Perella Weinberg Partners from 2008 to 2015. He holds an MBA degree with a concentration in finance from Columbia Business School and a bachelor’s degree with dual majors in mathematics and French from Hobart College.

No family relationships exist between Mr. Essaid and any other directors or executive officers of the Company. Other than as described below, there are no arrangements or understandings pursuant to which Mr. Essaid was selected as an officer and no transactions to which the Company is or was a participant and in which Mr. Essaid has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Employment Agreement with Mr. Essaid

On July 17, 2024, the Company entered into an employment agreement (the “Employment Agreement”), effective as of July 15, 2024, with Mr. Essaid, pursuant to which Mr. Essaid will be paid an annual base salary at an initial annual rate of $900,000 and his target annual bonus will initially be 125% of his base salary. Mr. Essaid’s target annual bonus for 2024 will be paid in full if his employment continues through December 31, 2024 or, if during 2024, he terminates his employment with good reason or is terminated by the Company without cause. Mr. Essaid’s annual base salary and target annual bonus will increase (but not decrease) each calendar year depending on the Company’s annualized revenue run rate as of the preceding December 31 as follows:

Potential Salary increases based on Annual Revenue Run Rate Band

Annualized Revenue Run Rate Band	Base Salary
$5 Billion to $10 Billion	$1,100,000
$10 Billion to $20 Billion	$1,185,000
$20 Billion to $30 Billion	$1,425,000
Greater than $30 Billion	$1,615,000

Potential Target Bonus Amounts based on Annual Revenue Run Rate Band

Annualized Revenue Run Rate Band	Target Bonus Percentage	Target Bonus Amount
$5 Billion to $10 Billion	140% of Base Salary	$1,540,000
$10 Billion to $20 Billion	155% of Base Salary	$1,836,750
$20 Billion to $30 Billion	190% of Base Salary	$2,707,500
Greater than $30 Billion	190% of Base Salary	$3,068,500

Mr. Essaid will also be paid a signing bonus of $3 million in recognition of a portion of incentives that he forfeited from his prior employer, but he will have to repay the net after-tax amount of such signing bonus if he terminates his employment other than for good reason, death or disability or if the Company terminates his employment with cause.

Non-CIC Termination. In the event that either prior to a change of control of the Company or more than two years after a change of control of the Company occurs, the Company terminates Mr. Essaid’s employment without cause or he resigns for good reason, he will be entitled to receive, subject to his execution and nonrevocation of a release of claims in favor of the Company: (a) a cash payment equal to 12 months of his annual base salary; (b) a prorated target bonus for the year of termination of employment; and (c) healthcare benefits coverage for a period of six months from the date of termination (or a cash payment in lieu of such coverage). If such termination occurs on or before December 31, 2026, Mr. Essaid may also be entitled to a cash payment in the amount by which $3 million exceeds the value of his vested equity-based or other long-term incentives as of his termination date. Mr. Essaid will be entitled to vesting of equity-based or other long-term incentive compensation awards to the extent set forth in the applicable award agreement.

CIC Termination. In the event that upon or within the two-year period following a change of control of the Company, Mr. Essaid’s employment is terminated by the Company without cause or he resigns for good reason, he will be entitled to receive, subject to his execution and nonrevocation of a release of claims in favor of the Company: (a) a cash payment equal to two times the sum of his annual base salary and target bonus; (b) a prorated target bonus for the year of termination of employment; and (c) healthcare benefits coverage for a period of 12 months from the date of termination (or a cash payment in lieu of such coverage). Mr. Essaid will also be entitled to vesting of equity-based or other long-term incentive compensation awards to the extent set forth in the applicable award agreement.

In the event that any benefits due or amounts payable to Mr. Essaid in connection with a change of control of the Company constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then any such amounts will be reduced to avoid triggering the excise tax imposed by Section 4999 of the Code, provided that such reduction will be applied solely if it would result in Mr. Essaid retaining a greater portion of the payments on a net after-tax basis.

Restrictive Covenants. Mr. Essaid is generally subject to the following restrictive covenants: employee and customer non-solicitation covenants during his employment and for a period of two years thereafter; confidentiality and non-disparagement covenants during his employment and thereafter; and non-competition covenants during his employment and for a period of 12 months thereafter (during which period the Company will make monthly noncompete payments to Mr. Essaid equal to one-twelfth of his target total annual cash compensation), and the Company will have the right (other than following a change of control of the Company) to extend the non-compete period for one additional one-year period so long as the Company pays Mr. Essaid an amount equal to one-twelfth of his target total annual cash compensation for each month during the applicable one-year extension period.

Clawbacks. Mr. Essaid is subject to any compensation recovery policy maintained by the Company, as in effect from time to time.

Grant of Initial Equity Awards. On a date selected by the Compensation and Talent Committee of the Board (which will be no later than October 4, 2024), subject to Mr. Essaid’s continued employment through such date and subject to approval by the Compensation and Talent Committee as part of its overall review of equity grants to be issued under the QXO, Inc. 2024 Omnibus Incentive Compensation Plan, the Company intends to grant to Mr. Essaid an award of time-based restricted stock units relating to 847,500 shares of common stock (the “RSUs”) and an award of performance-based restricted stock units relating to 1,137,500 shares of common stock at target (the “PSUs”), pursuant to award agreements substantially in the form attached as exhibits to the Employment Agreement. Any RSUs and PSUs that vest will be settled in common stock. Except in the event of a change of control of the Company, all shares delivered in settlement of RSUs and PSUs (net of any shares withheld to cover taxes) will be subject to a transfer restriction that prohibits Mr. Essaid from disposing of such shares prior to December 31, 2029. The Employment Agreement provides that its intention with respect to such equity awards is to have an incentive equity grant comprised of 65% PSUs and 35% RSUs and an additional equity grant of 235,000 RSUs in recognition of a portion of long-term incentives that were forfeited from Mr. Essaid’s prior employer. The Company intends that the PSUs and RSUs will represent Mr. Essaid’s equity grants for the entire duration of the vesting schedules of such PSUs and RSUs, based on current business planning and compensation practices.

RSU Vesting. The RSUs will vest in five tranches on the December 31st following each of the first five anniversaries of the grant date, with the first tranche covering 15% of the RSUs, each of the next two tranches covering 17.5% of the RSUs, and each of the final two tranches covering 25% of the awards. Vesting of RSUs will generally be subject to Mr. Essaid’s continued service with the Company through the applicable vesting date.

PSU Vesting. The PSUs will be earned based on performance goals relating to the Company’s total stockholder return (“TSR”) compared to the TSR ranking of each company that is in the S&P 500 Index. The PSUs may be earned at a level ranging from zero to 225% of the target number, depending upon the degree of achievement of the applicable performance goal. The degree of achievement of the Company TSR relative to the S&P 500 companies’ TSR will be measured against a specified payout matrix, pursuant to which Company TSR below the 55th percentile of the S&P 500 companies will result in zero payout, while achievement at the 90th percentile or above will result in a payout of 225% of target. The performance goals for a portion of the PSUs will be measured over a cumulative performance period beginning on the grant date and ending on December 31, 2028, and the performance goals for the remainder of the PSUs will be measured based on designated performance periods that occur within such cumulative period. Vesting of the PSUs will generally be subject to Mr. Essaid’s continued service through the applicable performance period.

Termination of Employment. The RSUs and PSUs will be subject to special rules providing for either partial or full vesting on a qualifying termination of employment, including due to death, disability, termination without cause or resignation due to good reason.

The foregoing summary of the Employment Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Employment Agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ending September 30, 2024 and is incorporated by reference herein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 17, 2024

QXO, INC.

By:	/s/ Christopher Signorello
Christopher Signorello
Chief Legal Officer